Exhibit 3.2

CERTIFICATE OF CORRECTION OF THE

CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION

OF DARÉ BIOSCIENCE, INC.

Pursuant to the provisions of §103(f) of the
General Corporation Law of the State of Delaware

Daré Bioscience, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Daré Bioscience, Inc.

2. On July 14, 2022, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment of Restated Certificate of Incorporation (the “Certificate of Amendment”), which instrument requires correction as permitted by Section 103(f) of the DGCL.

3. The Certificate of Amendment is an inaccurate record of the corporate action referred to therein due to a scrivener’s error because paragraph 2 of the Certificate of Amendment inadvertently omits to state that only the first three paragraphs of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended, are being amended, restated and replaced in their entirety.

4. Paragraph 2 of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“The first three paragraphs of Article FOURTH of the Certificate of Incorporation are hereby amended, restated and replaced in their entirety with the following paragraph inserted in lieu thereof:

‘FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 245,000,000 shares, consisting of (i) 240,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).’”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer on this 21st day of June, 2024.

Daré Bioscience, Inc.

By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	President and Chief Executive Officer